Exhibit 99.1

Dice Holdings, Inc. Acquires Online Media Business from Geeknet, Inc.

Slashdot and SourceForge Significantly Increase Reach into Global Technology Community

New York, NY and Fairfax, VA – September 18, 2012 – Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites, and Geeknet, Inc. (Nasdaq: GKNT) today announced that Dice Holdings has acquired Geeknet’s online media business, including Slashdot and SourceForge.

“The acquisition of these premier technology sites fits squarely into our strategy of providing content and services that are important to tech professionals in their everyday work lives,” said Scot Melland, Chairman, President & CEO of Dice Holdings, Inc. “The SourceForge and Slashdot communities will enable our customers to reach millions of engaged tech professionals on a regular basis and significantly extends our company's reach into the global tech community.”

The sites include:

•         Slashdot, a user-generated news, analysis, peer question and professional insight community.  Tech professionals moderate the site which averages more than 5,300 comments daily and 3.7 million unique visitors each month.

•         SourceForge, a destination for technology professionals and enthusiasts to develop, download, review and publish open source software, much of which they use in their own organizations.  Approximately 80 percent of its roughly 40 million monthly unique visitors are outside the U.S.

•         Freecode, one of the largest indexes of Linux, Unix and cross-platform software, as well as mobile applications generates nearly 500,000 unique visitors each month.

The acquisition builds on Dice.com’s rich history in providing the best content to help technology professionals succeed in their careers and reinforces the company’s commitment to deliver unique and valuable information to foster engagement in each of its communities.

Ken Langone, Chairman of Geeknet, added, “We are very pleased to find a new home for our media business, providing a platform for the sites and our media teams to thrive.  With this transaction completed, we will now focus our full attention on growing ThinkGeek.”

Dice Holdings acquired the business for $20 million in cash.  In 2011, the online media properties generated $20 million in Revenues.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This press release and oral statements made from time to time by Dice Holdings’ and Geeknet’s representatives contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "will, " "plan, " "estimate, " "should," "anticipate," "potential," "intend," "expect," "believe," and variations of such words and similar expressions, are intended to identify such forward-looking statements, which include, but are not limited to, statements regarding Geeknet’s expectations and beliefs regarding the future performance of its e-commerce businesses and statements regarding the future performance of the former Geeknet online media business by Dice Holdings. These statements are based on Geeknet and Dice Holdings’ respective current expectations, and involve risks and uncertainties. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including possible changes in Geeknet’s short-term or long-term plans for its business, including, without limitation, its plans for growing the business, and Dice Holdings’ ability to successfully integrate the former Geeknet online media business.  Other factors include, but are not limited to, competition from existing and future competitors in the highly competitive markets in which the Companies operate, failure to adapt business models to keep pace with rapid changes, failure to maintain and develop reputations and brand recognitions, failure to increase or maintain the number of customers in our respective businesses, cyclicality or downturns in the economy. In addition, Geeknet’s ability to grow its business is subject to numerous risk and uncertainties.  Investors should consult with Geeknet and Dice Holdings respective filings with the Securities and Exchange Commission, sec.gov, including the sections entitled "Risk Factors, " "Forward-Looking Statements," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations," of their respective Annual Reports on Form 10-K for the year ended December 31, 2011 and  quarterly reports on Form 10-Q for the period ending June 30, 2012, for further information regarding these and other risks. All forward-looking statements included in this press release are based upon information available to Geeknet and Dice Holdings as of the date hereof, and neither Geeknet nor Dice Holdings assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

Investors & Media

Jennifer Bewley, Dice Holdings, Inc., 212-448-4181, ir@dice.com